1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE: MGPI ANNOUNCES FIRST QUARTER RESULTS

         ATCHISON, Kan., November 8, 2004—MGP Ingredients, Inc. (Nasdaq: MGPI) today reported results for its fiscal 2005 first quarter ended September 30, 2004. Net income for the quarter was $291,000, or $0.02 per share, on sales of $68,878,000. That compares to net income of $2,470,000, or $0.16 per share, on sales of $57,054,000 for the same period the prior year. The earnings per share data for the prior year’s quarter has been adjusted to reflect MGPI’s two-for-one stock split that went into effect after the close of business on June 30.

         Fiscal 2004 first quarter earnings included $1,920,000 of pre-tax income ($1,162,000 net of income taxes) that the company received under a United States Department of Agriculture program that was implemented in December, 2000 to provide cash incentives for ethanol producers who increase their grain usage over comparable quarters to raise fuel alcohol production. In the first quarter of fiscal 2005, the company received $363,000 pre-tax ($220,000 net of income taxes) under this program, which extends through September, 2006. MGPI’s eligibility to participate in the program is determined from quarter to quarter. The company expects that funds received under the program during the remaining three quarters of fiscal 2005 will be less than were received during the corresponding quarters of fiscal 2004.

         The company’s results for last year’s first quarter also included approximately $5.7 million of business interruption insurance proceeds resulting from the September 13, 2002 distillery explosion at the company’s Atchison, Kansas plant. These proceeds were recorded in other operating income for that period. No such proceeds were received by the company in the first quarter of fiscal 2005.

         Strong results in the company’s distillery products segment and within some specialty ingredient lines in the current year’s first quarter were offset by higher operating costs, including increased grain prices and utility costs, and higher selling, general and administrative expenses compared to the first quarter of the prior fiscal year, noted Ladd Seaberg, president and chief executive officer. “Our results also reflected a decline in sales of low-carb related products, particularly our Fibersym™ 70 resistant wheat starch, compared to the level we experienced in the immediately preceding fourth quarter,” Seaberg said. “As discussed previously, demand for lower net carbohydrate products slowed during the first quarter, resulting in reduced specialty ingredients sales across a higher operating cost base in place to accommodate previously high demand. We have taken steps to reduce our operating cost exposure while we monitor sales patterns in that product area. We are committed to maintaining a flexible operating structure that corresponds closely to our market opportunities. We will continue to allocate resources to support growth in our specialty ingredients business, where the beneficial effect on our profit margins is well-established.

         Referring to the company’s June 3, 2004 guidance of anticipated fiscal 2005 earnings of $1.03 to $1.08 per share (adjusted for the recent 2-for-1 stock split), Seaberg stated that the estimate was as of the date given and is not being confirmed or updated at this time. “In light of current instability of market demand for some of our ingredients, management has chosen to postpone updating guidance until a more consistent pattern of order activity emerges,” he said.

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ADD 1—MGPI ANNOUNCES FIRST QUARTER RESULTS

         Although down compared to the fourth quarter of fiscal 2004, total sales of the company’s ingredients experienced a 4 percent increase versus last year’s first quarter. The improvement compared to a year ago was due to a 19 percent rise in sales of specialty ingredients. Meanwhile, in line with the company’s strategy to place increased emphasis on specialty ingredients, sales of commodity ingredients were reduced by 46 percent. The increase in specialty ingredients sales compared to a year ago was driven partially by sales of the Company’s Arise® line of wheat protein isolates which are produced for use in bakery and related products. Sales of the company’s Fibersym™ line of resistant starches, while substantially below their fiscal 2004 fourth quarter level, also were up compared to last year’s first quarter when MGPI introduced this product line to the marketplace. Demand for the company’s Wheatex® line of textured wheat proteins, which principally are used in meat analog and meat extension applications, also increased compared to the prior year’s first quarter

         In the non-food area, sales of the Company’s Polytriticum™ lines of grain-based resins, which are used mainly in the manufacture of pet chews, also rose compared to the prior year’s first quarter and on a sequential quarter basis, driven by strong demand for unique pet chew products in the marketplace.

         “Favorable response to our differentiated resin technology within the pet industry continues to accelerate,” continued Seaberg. “We are investing in our Polytriticum™ product lines to more fully leverage our market opportunity in this fast growing segment. These include the addition of equipment and processes that will allow us to further penetrate the market with new and existing customers.”

         Driven by a 51 percent increase in fuel grade alcohol revenues, total sales of the company’s distillery products rose by approximately $10.9 million, or 31 percent, compared to the first quarter of fiscal 2004. Sales of food grade alcohol for industrial applications increased $4.1 million, or 106 percent, and sales of food grade alcohol for beverage applications rose by 3 percent. Distillers feed sales increased by approximately $2.1 million, or 34 percent, over the prior year due to increased alcohol production and higher prices. There were no sales of unfinished alcohol in the current year’s first quarter, in contrast to $6.3 million in sales of unfinished alcohol during the first quarter of fiscal 2004 when production at the Atchison facility was affected by the September 13, 2002 distillery explosion. Prices of corn and milo, MGPI’s principal raw material for the alcohol production process, were up approximately 13 percent compared to last year’s first quarter. However, corn and milo prices have declined since the end of the current year’s first quarter due to positive crop conditions during the growing and harvesting seasons.

         Complete sales and pre-tax income data by segments for the first quarter ended September 30 follow below. Pre-tax operating income for each segment is based on net sales less identifiable operating expenses. Interest expense, investment income and other general miscellaneous expenses have been excluded from segment operations and classified as Corporate:

Sales	1st QTR. FY 2005	1st QTR. FY 2004
Ingredients Segment	$22,754,000	$21,917,000
Distillery Products Segment	46,124,000	35,137,000

Pre-tax income (loss)
Ingredients Segment	$(115,000)	$2,571,000
Distillery Products Segment	874,000	1,905,000
Corporate	(278,000)	(395,000)

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ADD 2—MGPI ANNOUNCES FIRST QUARTER RESULTS

         “Looking ahead toward the balance of fiscal 2005, prices for corn and milo have continued to decline more substantially since the end of the first quarter,” Seaberg said. “Also, to reduce our exposure to additional increases in natural gas prices caused by heightened demand in the winter months, we have contracted the majority of our anticipated gas supply requirements through February, 2005.” Seaberg added that interest in healthier food options, including whole grain nutrition and meat alternatives, “continues to gain momentum,” both in the U.S. and abroad. “These well-established trends transcend shorter term interest in dieting, and point to a larger trend toward healthier lifestyles,” he continued. “This is the market opportunity we are targeting, and we will do so through continued investments in R&D, marketing and process engineering that result in a strong, differentiated product pipeline and greater customer opportunities. At the same time, we will pursue a number of initiatives to generate greater cash flows through improving our plant utilization and working capital management.”

         The company will host an investor conference call on Tuesday, November 9, at 10 a.m. central time to review the first quarter results. Stockholders and other interested parties may listen to the call via telephone by dialing 800-322-0079 by 9:50 a.m. central time on November 9, or access it on the Internet at www.mgpingredients.com.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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